                                                                  Exhibit 23(c)


                         INDEPENDENT AUDITORS' CONSENT


         We consent to the use in this Amendment No. 1 to the Registration Statement of The Elder-Beerman Stores Corp. on Form S-1 of our report dated May 21, 1998 (June 18, 1998 as to Notes 3, 9, and 10) (which expresses an unqualified opinion and includes an explanatory paragraph that expresses substantial doubt as to Stone & Thomas' ability to continue as a going concern and an explanatory paragraph relating to a letter of intent for the sale of Stone & Thomas' outstanding stock), relating to the consolidated financial statements of Stone & Thomas and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
July 8, 1998